Exhibit 5.1

HUNTON ANDREWS KURTH LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

July 25, 2019

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Ladies and Gentlemen:

We have acted as special counsel to Spirit of Texas Bancshares, Inc., a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale (the “Offering”) by the Company of up to an aggregate of 2,300,000 shares of the Company’s common stock, no par value per share (including 300,000 shares pursuant to the exercise by the Underwriters (as defined below) in full of their option to purchase additional shares) (collectively, the “Shares”), pursuant to an Underwriting Agreement dated July 25, 2019 (the “Underwriting Agreement”), by and among the Company, Spirit of Texas Bank, SSB, and Stephens Inc. and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”). The Shares have been offered for sale pursuant to a prospectus supplement dated July 25, 2019 (the “Prospectus Supplement”), which was filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on July 25, 2019, pursuant to Rule 424(b) under the Securities Act and to the base prospectus (such base prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that form a part of the Company’s registration statement on Form S-3 (File No. 333-232092), initially filed by the Company with the Commission on June 13, 2019, and declared effective by the Commission on June 24, 2019 (the “Registration Statement”).

At your request, this letter is being furnished to you in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement and the Prospectus, (ii) the Underwriting Agreement, (iii) the

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www.HuntonAK.com

Spirit of Texas Bancshares, Inc.

July 25, 2019

Company’s Second Amended Restated Certificate of Formation, as amended, and Amended and Restated Bylaws, (iv) certain resolutions of the Board of Directors of the Company and the Pricing Committee thereof relating to the Registration Statement and the Offering; and (v) such other certificates, instruments, documents and records as we have deemed necessary and relevant for the purposes hereof. As to factual matters, we have relied upon representations included in the Underwriting Agreement and upon certificates and other communications of officers and employees of the Company and of public officials, without further independent investigation as to the facts set forth in such certificates and communications.

In connection with rendering the opinion set forth below, we have assumed, without verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all certificates, instruments, documents and records submitted to us as originals, (iv) the conformity to authentic original certificates, instruments, documents and records of all certificates, instruments, documents and records submitted to us as copies, and (v) the accuracy and completeness of the corporate records made available to us by the Company, and the truthfulness of all statements of fact contained therein. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto other than the Company.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations noted herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited solely to the Texas Business Organizations Code and the reported decisions interpreting such law. We express no opinion as to any other laws, statutes, regulations or ordinances of any other jurisdiction, including federal and state securities laws.

We hereby consent to the reference to our Firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company, dated on or about the date hereof, and to the incorporation by reference of this opinion into the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Spirit of Texas Bancshares, Inc.

July 25, 2019

The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated. The opinion expressed in this letter is rendered as of the date hereof and constitutes a statement of our professional legal judgment and does not constitute a warranty or guaranty of any matter. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinion set forth in this letter.

Sincerely,

/s/ Hunton Andrews Kurth LLP